Exhibit (a)(5)(A)

Press Release

Regeneron Completes Acquisition of Checkmate Pharmaceuticals

Acquisition strengthens Regeneron’s innovative portfolio of immuno-oncology candidates and diversified approach to cancer treatment

Tarrytown, N.Y., May 31, 2022 – Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced that it has successfully acquired Checkmate Pharmaceuticals, Inc., deepening its commitment to immuno-oncology and adding a new modality to the company’s portfolio of potential combination-ready approaches for difficult-to-treat cancers.

Checkmate's lead investigational candidate, vidutolimod, is an advanced generation CpG-A oligodeoxynucleotide Toll-like receptor 9 (TLR9) agonist delivered in a virus-like particle (VLP) and has demonstrated clinical responses as a monotherapy in patients with PD-1 refractory melanoma.

“As we continue to deepen and expand our efforts in immuno-oncology, the acquisition of Checkmate adds a potentially best-in-class clinical asset, as well as a promising underlying technology platform in the VLP delivery system,” said Leonard S. Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron. “Our increasingly diverse portfolio enables strategic flexibility and creativity as we advance monotherapy and combination candidates for difficult-to-treat cancers. With Libtayo® (cemiplimab) as our anti-PD-1 backbone and a differentiated scientific approach, Regeneron is well positioned to make meaningful progress for people with cancer.”

The tender offer by Regeneron for shares of Checkmate expired one minute after 11:59 p.m., Eastern Time, on Friday, May 27, 2022. Broadridge Corporate Issuer Solutions, Inc., the depository and paying agent for the tender offer, advised Regeneron that as of the tender offer expiration, a total of 18,471,314 shares had been validly tendered and not validly withdrawn, representing approximately 83.8% of the outstanding shares. All of the conditions of the offer have been satisfied, and Regeneron has paid $10.50 per share (without interest) for all shares that were validly tendered, which is the same price as in the tender offer. Following its acceptance of the tendered shares, Regeneron completed its acquisition of Checkmate through a second step merger of Scandinavian Acquisition Sub, Inc. with and into Checkmate. As a result of the acquisition, Checkmate common stock have ceased to be traded on the Nasdaq Global Market.

Regeneron anticipates accounting for this transaction as an asset acquisition. Consequently, the total acquisition cost allocated to the acquired in-process research and development is expected to be expensed in the second quarter of 2022 and will be included in non-GAAP financial results. At this time, there is no change to Regeneron’s 2022 GAAP and non-GAAP financial guidance as a result of this transaction.

Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Regeneron. Centerview Partners LLC served as financial advisor and Goodwin Procter LLP served as legal counsel to Checkmate.

About Regeneron

Regeneron (NASDAQ: REGN) is a leading biotechnology company that invents life-transforming medicines for people with serious diseases. Founded and led for nearly 35 years by physician-scientists, our unique ability to repeatedly and consistently translate science into medicine has led to nine FDA-approved treatments and numerous product candidates in development, almost all of which were homegrown in our laboratories. Our medicines and pipeline are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, pain, hematologic conditions, infectious diseases and rare diseases.

Regeneron is accelerating and improving the traditional drug development process through our proprietary VelociSuite® technologies, such as VelocImmune®, which uses unique genetically humanized mice to produce optimized fully human antibodies and bispecific antibodies, and through ambitious research initiatives such as the Regeneron Genetics Center, which is conducting one of the largest genetics sequencing efforts in the world.

For additional information about the company, please visit www.regeneron.com or follow @Regeneron on Twitter.

Forward-Looking Statements and Use of Digital Media

This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. ("Regeneron" or the "Company"), and actual events or results may differ materially from these forward-looking statements. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "estimate," variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: risks related to Regeneron's ability to realize the anticipated benefits of the acquisition (the “Acquisition”) of Checkmate Pharmaceuticals, Inc. ("Checkmate") discussed in this press release, including the possibility that the expected benefits from the Acquisition will not be realized or will not be realized within the expected time period and that Regeneron and Checkmate will not be integrated successfully; the effects of the Acquisition on relationships with employees, other business partners, or governmental entities; unknown liabilities; the risk of litigation and/or regulatory actions related to the Acquisition; the impact of SARS-CoV-2 (the virus that has caused the COVID-19 pandemic) on Regeneron's business and its employees, collaborators, and suppliers and other third parties on which Regeneron relies, Regeneron's and its collaborators' ability to continue to conduct research and clinical programs; Regeneron's ability to manage its supply chains, net product sales of products marketed or otherwise commercialized by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Products"), and the global economy; the nature, timing, and possible success and therapeutic applications of Regeneron's Products, product candidates being developed by Regeneron and/or its collaborators or licensees (collectively, "Regeneron's Product Candidates"), and research and clinical programs now underway or planned, including without limitation Libtayo® (cemiplimab) and vidutolimod; the extent to which the results from the research and development programs conducted by Regeneron and/or its collaborators or licensees may be replicated in other studies and/or lead to advancement of product candidates to clinical trials, therapeutic applications, or regulatory approval; the potential of the virus-like particle delivery technology discussed in this press release; uncertainty of the utilization, market acceptance, and commercial success of Regeneron's Products and Regeneron's Product Candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary) on any of the foregoing or any potential regulatory approval of Regeneron's Products and Regeneron's Product Candidates (such as vidutolimod); the likelihood, timing, and scope of possible regulatory approval and commercial launch of Regeneron's Product Candidates (such as vidutolimod) and new indications for Regeneron's Products; the ability of Regeneron's collaborators, licensees, suppliers, or other third parties (as applicable) to perform manufacturing, filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron's Products and Regeneron's Product Candidates; the ability of Regeneron and/or its collaborators to manufacture and manage supply chains for multiple products and product candidates; safety issues resulting from the administration of Regeneron's Products and Regeneron's Product Candidates (such as Libtayo and vidutolimod) in patients, including serious complications or side effects in connection with the use of Regeneron's Products and Regeneron's Product Candidates in clinical trials; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron's Products and Regeneron's Product Candidates, including without limitation Libtayo and vidutolimod; ongoing regulatory obligations and oversight impacting Regeneron's Products, research and clinical programs, and business, including those relating to patient privacy; the availability and extent of reimbursement of Regeneron's Products from third-party payers, including private payer healthcare and insurance programs, health maintenance organizations, pharmacy benefit management companies, and government programs such as Medicare and Medicaid; coverage and reimbursement determinations by such payers and new policies and procedures adopted by such payers; competing drugs and product candidates that may be superior to, or more cost effective than, Regeneron's Products and Regeneron's Product Candidates; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance and changes to the assumptions underlying those projections or guidance; the potential for any license, collaboration, or supply agreement, including Regeneron's agreements with Sanofi, Bayer, and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable) to be cancelled or terminated; and risks associated with intellectual property of other parties and pending or future litigation relating thereto (including without limitation the patent litigation and other related proceedings relating to EYLEA® (aflibercept) Injection, Dupixent® (dupilumab), Praluent® (alirocumab), and REGEN-COV® (casirivimab and imdevimab)), other litigation and other proceedings and government investigations relating to the Company and/or its operations, the ultimate outcome of any such proceedings and investigations, and the impact any of the foregoing may have on Regeneron's business, prospects, operating results, and financial condition . A more complete description of these and other material risks can be found in Regeneron's filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2021 and its Form 10-Q for the quarterly period ended March 31, 2022. Any forward-looking statements are made based on management's current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Regeneron Media Relations
Alexandra Bowie
Tel: +1 914-847-3407
Alexandra.bowie@regeneron.com

Regeneron Investor Relations

Vesna Tosic
Tel: +1 914-847-5443
vesna.tosic@regeneron.com